SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

KIRKLAND’S, INC.
(Exact name of registrant as specified in charter)

Tennessee (State or other jurisdiction of incorporation or organization)	62-1287151 (I.R.S. Employer Identification No.)
805 North Parkway
Jackson, Tennessee 38305
(731) 668-2444
(Address of principal executive offices)
THE EXECUTIVE NONQUALIFIED EXCESS PLAN
(Full title of the plan)
President and Chief Executive Officer
Kirkland’s, Inc.
805 North Parkway
Jackson, Tennessee 38305
(Name and address of agent for service)
(731) 668-2444
(Telephone number, including area code, of agent for service)
copies to:
Robert A. Friedel, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103-2799
(215) 981-4000

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
Title of securities	Amount to be	maximum offering	aggregate	Amount of
to be registered	registered	price per unit(1)	offering price(2)	registration fee
Deferred Compensation Obligations (1)	$5,000,000	100%	$5,000,000	$588.50

(1) The deferred compensation obligations to which this Registration Statement relates arise under The Executive Nonqualified Excess Plan of Kirkland’s, Inc. (the “Plan”) and are unsecured obligations of Kirkland’s, Inc. (the “Registrant”) and designated affiliates to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.
(2) Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
          The Registrant shall furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated). Requests should be directed to:
Reynolds C. Faulkner
Executive Vice President and Chief Financial Officer
Kirkland’s, Inc.
805 North Parkway
Jackson, Tennessee 38305
(731) 668-2444

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference to this Registration Statement:
(i)	Annual Report on Form 10-K for the fiscal year ended January 29, 2005;

(ii)	Quarterly Reports on Form 10-Q for the quarter ended April 30, 2005; and

(iii)	Current Reports on Form 8-K dated March 1, 2005, March 14, 2005, March 18, 2005, April 11, 2005, and May 16, 2005.
          The Registrant is not incorporating by reference any Form 8-K through which it furnished, rather than filed, information with the Commission.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          The following description of the deferred compensation obligations of the Registrant under The Executive Nonqualified Excess Plan and The Executive Nonqualified Excess Plan Adoption Agreement (together referred to herein as the “Plan”) is qualified by reference to such documents, which are included as exhibits to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the foregoing exhibits.
          The deferred compensation obligations incurred by the Registrant under the Plan will constitute unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding. Because the Registrant has a subsidiary, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.
          The Plan is administered by a committee (the “Committee”) of at least three individuals appointed by the Board of Directors of the Registrant. Under the Plan, the Registrant will provide eligible Employees and Independent Contractors of the Registrant and Participating Employers (each an “Employer”) with the opportunity to defer receipt of (i) up to 80% of base salary and (ii) up to 95% of any Service Bonus (together, the “Salary Deferral Credits”). The Registrant may make matching credits (the “Employer Credits”) to the Deferred Compensation Account of an Active Participant equal to the difference between the (i) 50% of the first 6% of a Participant’s compensation that is elected as a Salary Deferral Credit (subject to the same limit on compensation in effect under the Registrant’s 401(k) plan — presently $210,000), and (ii) the maximum amount of matching contributions available to a similarly situated participant under the Registrant’s 401(k) plan (whether or not actually received), determined after application of any limitations or reductions occasioned by 401(k) and 401(m) non-discrimination tests .
          Under the Plan, Salary Deferral Credits and Employer Credits, credited or debited for deemed investment earnings and losses, and adjusted for payments in accordance with the rules and elections of the Plan, are credited or debited, as the case may be, to an account for each Participant (the “Deferred Compensation Account”). A Participant’s Deferred Compensation Account will be credited with an investment return determined as if the account were invested in one or more investments funds made available by the Committee. A Participant will elect the investment funds in which his or her Deferred Compensation Account will be deemed invested. [If a Participant fails to make an effective election of the investment return to be credited to his or her account, the Committee will determine the investment return.]
          A Participant is fully vested in the portion of his or her Deferred Compensation Account attributable to Salary Deferral Credits, and all income, gains and losses attributed such Salary Deferral Credits. A Participant is fully vested in the portion of his or her Deferred Compensation Account attributable to Employer Credits, and income, gains and losses attributable thereto, upon the first to occur of the following: (i) death of the Participant; (ii) Disability; (iii) Change in Control; or (iv) satisfaction of certain vesting requirements, set forth below. These vesting requirements for Employer Credits are based on Years of Service, such that: (a) for two Years of Service, 20% of a Participant’s Employer Credits will be vested; (b) for three Years of Service, 40% of a Participant’s Employer Credits will be vested; (c) for four Years of Service, 60% of a Participant’s Employer Credits will be vested; (d) for five Years of Service, 80% of a Participant’s Employer Credits will be vested; and (e) for six Years of Service, 100% of a Participant’s Employer Credits will be vested. If a Participant has less than two Years of Service, none of his or her Employer Credits will be vested. If any portion of a Participant’s Deferred Compensation Account is not fully vested upon Separation from Service, the portion of the account not fully vested will be forfeited.
          The Plan provides that accounts under the Plan may be distributed upon the occurrence of certain events. These events (the “Qualifying Distribution Events”) include: Separation from Service; Disability; death of the Participant; In-Service Withdrawals (with respect to Salary Deferral and Vested Employer Credits); Education Withdrawals (with respect to Salary Deferral and Vested Employer Credits); Change in Control; and Unforeseeable Emergencies. A Participant who seeks a distribution in the event of an Unforeseeable Emergency prior to his or her Separation from service must make such a request in a writing which sets forth the nature of the financial hardship, the total amount requested for distribution, and the total amount of expense actually incurred or to be incurred on account of the financial hardship. If a Participant’s Separation from Service occurs after the Committee approves such a request, but before a distribution of the full amount approved, the approval of the request will be null and void and the benefits that the Participant is entitled to receive pursuant to the Plan will be distributed in accordance with the Plan’s applicable distribution provisions.
          For key employees, the Plan provides that distributions shall be made no earlier than six months after the date of Separation from Service (or, if earlier, the date of death). If a Participant dies while in Service, the Registrant will pay a benefit to the Participant’s Beneficiary in the amount equal to the vested balance in the Deferred Compensation Account of the Participant determined as of the date payments to the Beneficiary commence.
          Under the Plan, a Participant may generally elect the method of distribution of the vested balance in the deferred Compensation Account upon the occurrence of a Qualifying Distribution Event. Participants may elect either of the following methods of distribution: (i) a lump sum cash payment or (ii) approximately equal installments over a term elected by the Participant upon entry into the Plan, with term may not exceed ten years. Payment shall commence as soon as practicable following the Qualifying Distribution Event.
          The Plan provides that a Participant may elect to withdraw designated amounts (at designated times) from his or her Deferred Compensation Account and such amounts will be credited to an In-Service Account for in-service withdrawals. Participants with In-Service Accounts may elect to receive in-service withdrawals in a lump sum payment or in installments payable over a term not to exceed five years. An in-service withdrawal may not be made prior to two years following the establishment of the Participant’s In-Service Account. The Plan also provides that a Participant may elect to withdraw designated amounts (at designated times) from his or her Deferred Compensation Account and that such amounts will be credited to an Education Account (or accounts, in the case of more than one designated student) for education withdrawals. Participants with Education Accounts may elect to receive education withdrawals in installments payable over a term not to exceed six years. Notwithstanding the foregoing, if a Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance of an Education Account or In-Service Account has been distributed, the balance of such account on the date of the Qualifying Distribution Event will be distributed to the Participant in the same manner and at the same time as the Deferred Compensation Account is distributed.
          The Board may amend any provision of The Executive Nonqualified Excess Plan or terminate The Executive Nonqualified Excess Plan at any time, but, in no event shall such amendment or termination reduce the balance in any Participant’s Deferred Compensation Account as of the date of such amendment or termination, nor shall any such amendment affect the terms and conditions relating to the payment of such Deferred Compensation Account.
          In connection with the Plan, the Registrant has established a rabbi trust (the “Trust”) for the purpose of setting aside assets of the Registrant distributed thereto for the payment of benefits under the Plan. The Registrant is obligated to pay all benefits from its general assets to the extent that such benefits are not paid by the Trust, and the establishment of the Trust shall not reduce or otherwise affect the Registrant’s continuing liability to pay benefits from such assets, except that the Registrant’s liability shall be offset by actual benefit payments made from the Trust.
          [For the purpose of protecting the Trust from expenses not otherwise enforceable, the Registrant and the Committee may either jointly or severally enforce the Trust Agreement on behalf of all persons alleging an interest in the Trust or under the Plan, and no other person may institute or maintain any action or proceeding against the Trustee or the Trust absent written authority from the Committee or a judgment of a court of competent jurisdiction that the Committee’s refusal to authorize such an action or proceeding, constitutes an act of fraudulence or bad faith.]

Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
Tennessee Business Corporation Act
          The Tennessee Business Corporation Act (the “TBCA”) sets forth, in Sections 48-18-502 through 48-18-508, the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, pursuant to the provisions of Section 48-18-507 of the TBCA, to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.
          Charter
          The Registrant’s charter (the “Charter”) provides that the Registrant shall indemnify from liability and advance expenses to any of its present or former directors or officers to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted. Additionally, the Charter provides that none of the Registrant’s directors shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director’s duty of loyalty to the Registrant or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions or (iv) receipt of any improper personal benefit.
          All of the Registrant’s directors and officers will be covered by insurance policies maintained by it against some liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.
          No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits.

Exhibit	Exhibit
Number	Description
4.1*	Executive Nonqualified Excess Plan (Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on April 14, 2005).

4.2	Executive Nonqualified Excess Plan Adoption Agreement.

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. (contained in Exhibit 5.1).

23.3	Consent of Pepper Hamilton LLP (contained in Exhibit 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).

*	Incorporated by reference.
Item 9. Undertakings.
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase, decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(h) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jackson, State of Tennessee, on August 31, 2005.

KIRKLAND’S, INC.
By:	/s/ Jack E. Lewis
Jack E. Lewis
President, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Jack E. Lewis and Reynolds C. Faulkner his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jack E. Lewis	President, Chief Executive Officer and	August 31, 2005

Jack E. Lewis	Director(Principal Executive Officer)

/s/ Reynolds C. Faulkner	Executive Vice President, Chief Financial	August 31, 2005

Reynolds C. Faulkner	Officer and Director (Principal Financial Officer)

/s/ Connie L. Scoggins	Vice President of Finance and	August 31, 2005

Connie L. Scoggins	Treasure/Controller (Principal Accounting
Officer)

Signature	Title	Date
/s/ Robert E. Alderson Robert E. Alderson	Chairman of the Board	August 31, 2005

/s/ Carl Kirkland Carl Kirkland	Director	August 31, 2005

/s/ Steven J. Collins Steven J. Collins	Director	August 31, 2005

/s/ David Mussafer David Mussafer	Director	August 31, 2005

/s/ R. Wilson Orr, III R. Wilson Orr, III	Director	August 31, 2005

/s/ Ralph Parks Ralph Parks	Director	August 31, 2005

/s/ Murray Spain Murray Spain	Director	August 31, 2005

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description
4.1*	Executive Nonqualified Excess Plan (Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on April 14, 2005).

4.2	Executive Nonqualified Excess Plan Adoption Agreement.

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. (contained in Exhibit 5.1).

23.3	Consent of Pepper Hamilton LLP (contained in Exhibit 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).

*	Incorporated by reference.